EXHIBIT 10.31

CONVERSION AGREEMENT

This Conversion Agreement dated as of March 30, 2012 (the “Agreement”) by and between TS Employment, Inc. (“TSEI”) and Corporate Resource Services, Inc. and its subsidiaries (collectively, “CRS”).

WHEREAS, inter alia, TSEI, (collectively, “TSEI”) and its affiliated and formerly affiliated PEO companies loaned to CRS the sum aggregate of approximately $12,522,000 (the “Loan”) as of December 30, 2011,

WHEREAS, both TSEI and CRS are willing to convert certain of the Loan from debt to shares of CRS Common Stock, $.0001 par value, (the “CRS Shares”) as provided below, whereby the amount set forth below (comprising a portion of the Loan) shall be repaid in the form of CRS Shares; and

The BVA Group, an independent valuation firm has been retained to determine the true share value of the CRS Shares and the number of CRS Shares issuable to TSEI on account thereof.

NOW THEREFORE, in consideration of the mutual premises herein contained, the parties agree as follows:

1.	Pursuant to the BVA analysis, the true value of the CRS Shares is $.4622 per share, (“Per Share Price”)

2.	The parties agree to convert $12 million in debt due from CRS to TSEI (the $12 Million Debt”) to CRS Shares at the Per Share Price.

3.	The number of CRS Shares issuable hereunder shall be 25,962,788 Shares (“Issuable Shares”). This shall be determined by dividing the Per Share Price divided by 12 million into the Price Share Price.

4.	The Issuable Shares shall be issued to TSEI forthwith in exchange for cancellation of the $12 Million Debt.

5.

The foregoing has been approved by the Board of Directors, the majority of the stockholders of CRS and the stockholder of TSEI.  Except as expressly provided herein, the debt due TSEI from CRS shall remain unchanged.

If the foregoing accurately reflects our agreement, please so indicate by signing below.

TS EMPLOYMENT, INC. (on behalf of itself and its affiliates) by: /s/ Robert Cassera Its: President
CORPORATE RESOURCE SERVICES, INC. and its subsidiaries by: /s/ Jay Schecter Its: Chief Executive Officer